Exhibit 12 (b)

                             BNP U.S. FUNDING L.L.C.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       AND PREFERRED SECURITIES DIVIDENDS

                          (in thousands, except ratios)

                                                       For the Nine Months Ended
                                                           September 30, 2004
                                                              (unaudited)
                                                       -------------------------
Net income                                                           $ 17,154
                                                                       ======
Fixed charges:
      Audit fees                                                           39
      Trustee fees                                                         93
      Administrative and consulting fees                                  907
                                                                       ------
Total fixed charges                                                     1,039
                                                                       ------
Earnings before fixed charges                                        $ 18,193

Fixed charges, as above                                                 1,039
                                                                       ------
Preferred securities dividend                                          19,345
                                                                      -------
Fixed charges including preferred securities dividends               $ 20,384
                                                                      -------
Ratio of earnings to fixed charges and preferred
  securities dividend                                                     .89
                                                                      -------